Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Diamondback Energy, Inc.
Diamondback E&P LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities(1)	Rule 456(b) and Rule 457(r)(2)		(3)		(3)		(3)		(2)		(2)
	Other	Guarantees of Debt Securities (1)	Rule 456(b) and Rule 457(r)(2)		(3)		(3)		(3)		(2)		(2)
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A				N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A						N/A	N/A	N/A	N/A
	Total Offering Amounts							N/A				N/A
	Total Fees Previously Paid											N/A
	Total Fee Offsets											N/A
	Net Fee Due											N/A

(1)	A subsidiary of Diamondback Energy, Inc. named as a Co-Registrant and any of Diamondback Energy, Inc.’s other existing and/or future subsidiaries may fully and unconditionally guarantee, on an unsecured basis, the debt securities of Diamondback Energy, Inc. No additional consideration will be received for the guarantees and in accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee with respect to the debt securities that may be offered by the registrant in connection with this Registration Statement.
(3)	There is being registered hereunder an indeterminate number of debt securities as may be sold, from time to time, by Diamondback Energy, Inc. at indeterminate prices.